Exhibit 16.1

[PwC Letterhead]

June 9, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Newmont Mining Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Newmont Mining Corporation dated June 5, 2014. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to comment on the first paragraph.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP